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                                                                     EXHIBIT 5.1


                     [Letterhead of Conexant Systems, Inc.]


                                 March 14, 2000


Ladies and Gentlemen:

         I am the Associate General Counsel and Assistant Secretary of Conexant Systems, Inc., a Delaware corporation (the "Company"). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (i) an aggregate of 1,627,141 shares of the common stock (the "Shares"), $1.00 par value per share, of the Company, which are to be offered and sold by the Company pursuant to the Plans (as defined below) and
(ii) the preference share purchase rights of the Company issuable together with the Shares (the "Rights"). For purposes of this opinion, the "Plans" are: (a) Maker Communications, Inc. 1996 Stock Option Plan; (b) Maker Communications, Inc. 1999 Non-Employee Director Stock Option Plan; and (c) Maker Communications, Inc. 1999 Stock Incentive Plan (collectively, the "Plans").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-8 that relates to the proposed issuance and sale of the Shares pursuant to the Plans (the "Registration Statement"). Such Registration Statement is being filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

         In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

         Based on and subject to the foregoing and subject further to the assumptions set forth below, I am of the opinion that, (i) the Shares, when offered, sold and paid for pursuant to the terms and conditions of the applicable Plans, will be duly authorized and validly issued, fully paid and non-assessable and (ii) when the Rights issuable together with the Shares to be issued pursuant to the Plans have been issued in accordance with the Rights Agreement, dated as of November 30, 1998, by and between the Company and ChaseMellon Shareholder Services, LLC, as rights agent (the "Rights Agreement"), such Rights will be validly issued and will be binding obligations of the Company entitled to the benefits of the Rights Agreement.

         I express no opinion other than on the laws of the State of California and the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.


                                                  Very truly yours,


                                                  /s/ JASMINA A. THEODORE
                                                  ------------------------------
                                                      Jasmina A. Theodore, Esq.
                                                      Associate General Counsel
                                                      and Assistant Secretary